Exhibit 4.1

ASSIGNMENT OF PROMISSORY NOTE

THIS ASSIGNMENT is made this 7th day of November, 2022, by and between Avenue Venture Opportunities Fund, L.P. ("Assignor"), and Silverback Capital Corporation (“Assignee").

ARTICLE I

ASSIGNMENT OF PROMISSORY NOTE

Section 1.1         Debenture

Assignor loaned $15,000,000 to Statera Biopharma, Inc. (formerly Cytocom Inc.) (“Company”) on or about April 26, 2021, as evidenced by the Promissory Note attached hereto as Exhibit A (the “Original Promissory Note”).

Section 1.2         Assignment and Consideration.

In consideration of $400,000 (the “Purchase Price”), Assignor assigns to Assignee all of the Assignor’s right, title and interest in and to, free and clear of any lien, claim or encumbrance, a $400,000 portion of the Original Promissory Note described in Section 1.1. The assigned portion of the Original Promissory Note shall be evidenced by an Amended and Restated Convertible Note Due May 1, 2024 (the “A&R Note”), in the form attached hereto as Exhibit B.

Section 1.3         Closing.

Closing shall occur as follows: The earlier of (i) five (5) business days from the date hereof or (ii) when the Conversion Shares (as defined in the A&R Note) are successfully deposited in the Assignee's brokerage account, such Conversion Shares are cleared for resale, and Assignee trades the Conversion Shares free from restrictions of any kind including by Assignee’s Brokerage firm, DTC, Company or Company’s Transfer Agent; the earlier such date, the “Closing Date.” On the Closing Date, the Purchase Price will be remitted to Assignor via wire transfer of immediately available funds pursuant to wire transfer instructions attached hereto as Exhibit C. Assignee shall use commercially reasonable efforts to provide Assignor written notice of the foregoing; provided that Assignee shall not have liability to Assignor for any failure to provide such notice.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE ASSIGNOR

Assignor hereby represents and warrant in all material respects to Assignee, with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

Section 2.1         Authority; Due Authorization

The Assignor has the full right, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Assignor of this Agreement, the performance by the Assignor of its obligations hereunder and thereunder,1 have been duly and validly authorized by all necessary action in respect thereof. No other proceedings on the part of the Assignor are necessary to authorize the execution and delivery of this Agreement and the performance by the Assignor of its obligations hereunder or thereunder. This Agreement has been, or, when executed will be, duly executed and delivered by the Assignor. This Agreement constitutes valid and binding obligations of the Assignor, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditor's rights generally and to general equitable principles.

Section 2.2         Intentionally Omitted2

1 There are no “deliverables” from Assignee. The A&R Note is being issued by the Company.

2 Unfortunately, Avenue cannot provide indemnity.

Section 2.3         Non-Affiliate; Consideration

Assignor is not now an affiliate of Statera Biopharma nor has been an officer, director or affiliate at any time during the 90 days prior hereto. Assignor represents that good and valuable consideration was paid for the Original Promissory Note on or about the original issuance date thereof and that such amount has not been repaid except as otherwise set forth herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE ASSIGNEE

Assignee hereby represents and warrant in all material respects to Assignor, with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

Section 3.1         Authority; Due Authorization

The Assignee has the full right, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Assignee of this Agreement, the performance by the Assignee of its obligations hereunder and thereunder, including the delivery of the Closing Deliverables, have been duly and validly authorized by all necessary action in respect thereof. No other proceedings on the part of the Assignee are necessary to authorize the execution and delivery of this Agreement and the performance by the Assignee of its obligations hereunder or thereunder. This Agreement has been, or, when executed will be, duly executed and delivered by the Assignee. This Agreement constitutes valid and binding obligations of the Assignee, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditor's rights generally and to general equitable principles.

Section 3.2         Indemnification

Assignee agrees to indemnify and save harmless Assignor from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of Assignee to defend any such claim), resulting from the breach by Assignee of any representation or warranty made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Assignee hereunder.

ARTICLE IV

MISCELLANEOUS

Section 4.1         Survival of Representations, Warranties and Agreements

The representations, warranties and covenants in this Agreement, including any rights arising out of any breach of such representations and warranties, shall survive the Closing for a period of two years.

Section 4.2         Transfer; Successors and Assigns

The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto; provided, however, that this Agreement may not be assigned in the absence of the prior written consent of the Assignee.

Section 4.3         Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles or conflicts of law.

Section 4.4         Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature and/or a scan of any such signature into electronic format.

Section 4.5         Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 4.6         Notices

Except as may be provided herein, all notices, requests, waivers and other communications under this Agreement shall be in writing and shall be conclusively deemed delivered and effective (i) when hand delivered to the other party, (ii) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (iii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (iv) via electronic mail or (iv) in the case of a facsimile transmission, upon transmission thereof by the sender and the issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error; provided, however, that the sender shall contemporaneously mail a copy of the notice to the addressee by the method provided for in (i) or (ii) above, but such mailing shall in no way alter the time at which the notice sent by facsimile transmission is deemed received, in each case to the intended recipient as set forth below:

If to the Assignor, to:

Avenue Venture Opportunities Fund, L.P.

11 West 42nd Street, 9th Floor

New York, New York 10036

Email: tgreenbarg@avenuecapital.com

If to the Assignee, to:

Silverback Capital Corporation

Email: documents@silverbackcap.com

Section 4.7         Fees and Expenses

Except as otherwise expressly provided herein, the Assignor and Assignee will each pay their own respective costs and expenses in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, attorneys' fees, accountants' fees and other professional fees and expenses.

Section 4.8         Amendments and Waivers

Any term of this Agreement may be amended, only in writing signed by the Assignor and the Assignee.

Section 4.9         Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms

Section 4.10       Delays or Omissions

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non- breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

Section 4.11       Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

IN WITNESS WHEREOF, the Assignor has executed this agreement on the date first stated above.

Avenue Venture Opportunities Fund, L.P.

By:         Avenue Venture Opportunities Partners, LLC

Its:          General Partner

By:	/s/ Sonia Gardner

Name:  Sonia Gardner

Title:     Authorized Signatory

Silverback Capital Corporation

By:	/s/ Gillian Gold

Name: Gillian Gold

Title: Authorized Signatory

Acknowledged by:

Statera Biopharma, Inc

By:	/s/ Michael K. Handley

Name: Michael K. Handley

Title: Chief Executive Officer, Director

Exhibit A

(Original Promissory Note)

Exhibit B

(A&R Note)

Exhibit C

(Avenue’s wire instructions)